Exhibit 3.1
STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That by Unanimous Written Consent of the Board of Directors of Cavco Industries, Inc. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

BE IT RESOLVED, that, subject to the approval by the requisite vote of the stockholders of the Corporation at the 2015 annual meeting of stockholders, the Restated Certificate of Incorporation of the Corporation be amended to increase the total number of shares of Common Stock that the Corporation is authorized to issue to forty million (40,000,000), to be effected by amending the first paragraph of Article Fourth of the Corporation’s Restated Certificate of Incorporation to read in its entirety as follows:

The aggregate number of shares of capital stock that the Corporation shall have authority to issue is 41,000,000, of which 40,000,000 shares are classified as common stock, par value $.01 per share ("Common Stock"), and 1,000,000 shares are classified as preferred stock, par value $.01 per share ("Preferred Stock").

SECOND: That thereafter, pursuant to resolution of its Board of Directors, at the annual meeting of the stockholders of said corporation held on October 6, 2015, which was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed on October 6, 2015.

CAVCO INDUSTRIES, INC.

By: /s/ James P. Glew
James P. Glew
General Counsel and Secretary